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                                                                      EXHIBIT 21





                      Subsidiaries of Hancock Fabrics, Inc.


                                                              Names Under Which
                                     State of                 Subsidiary
       Name                          Incorporation            Does Business
       ----                          -------------            ------------------
Minnesota Fabrics, Inc.              Minnesota                Minnesota Fabrics

HF Enterprises, Inc.                 Delaware                 HF Enterprises

HF Resources, Inc.                   Delaware                 HF Resources

HF Merchandising, Inc.               Delaware                 HF Merchandising

Hancock Fabrics of
 MI, Inc.                            Delaware                 Hancock Fabrics of MI